Exhibit 99.1

Trevena, Inc. Announces Registered Direct Offering of Preferred Stock

CHESTERBROOK, Pa., July 29, 2022 (GLOBE NEWSWIRE) -- Trevena, Inc. (Nasdaq: TRVN) ("Trevena" or the "Company"), a biopharmaceutical company focused on the development and commercialization of novel medicines for patients with central nervous system (CNS) disorders, today announced that it has entered into a securities purchase agreement with a single healthcare-focused institutional investor for the purchase and sale of 1,800 shares of Series A convertible preferred stock (“Series A Preferred”) and 200 shares of Series B convertible preferred stock (“Series B Preferred”) and warrants exercisable to purchase up to an aggregate of 8,000,000 shares of common stock in a registered direct offering. Each share of preferred stock has a stated value of $1,000 per share and a conversion price of $0.25 per share. The shares of preferred stock issued in the offering are convertible into an aggregate of 8,000,000 shares of common stock. The warrants have an exercise price of $0.263 per share, will be exercisable beginning on the later of six months following the date of issuance and the effective date of a reverse stock split of the Company’s common stock in an amount sufficient to permit the exercise in full of the warrants, subject to stockholder approval of the reverse stock split, and will expire five and one-half years following the date of issuance. The closing of the offering is expected to occur on or about July 29, 2022, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The Company expects to call a special meeting of stockholders for the approval of a proposal to effect a reverse stock split of the Company’s common stock (the “Proposal”). The Series A Preferred has voting rights on the Proposal equal to the number of shares of common stock into which the Series A Preferred is convertible based on the minimum price under Nasdaq rules on the date of the securities purchase agreement. The Series B Preferred has voting rights on the Proposal equal to 25,000,000 votes per share of Series B Preferred, provided that any votes cast by the Series B Preferred with respect to the Proposal must be counted by the Company in the same proportion as the shares of common stock and Series A Preferred voted on the Proposal. The shares of preferred stock are convertible at the option of the holder at any time following the date of issuance.

Total gross proceeds from the offering, before deducting the placement agent's fees and other estimated offering expenses, is $2 million. The Company intends to use the net proceeds from this offering for general corporate purposes, which may include working capital and general and administrative expenses.

The securities described above are being offered pursuant to a “shelf” registration statement on Form S-3 (333-251006), which was declared effective by the SEC on December 4, 2020. The offering will be made only by means of a prospectus supplement and a prospectus that form a part of the registration statement. A final prospectus supplement and accompanying prospectus relating to the securities being offered will be filed with the SEC. Electronic copies of the final prospectus supplement and accompanying prospectus may be obtained, when available, on the SEC's website at http://www.sec.gov or by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (212) 856-5711 or e-mail at placements@hcwco.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

Additional information regarding the securities described above and the terms of the offering are included in a Current Report on Form 8-K to be filed with the United States Securities and Exchange Commission ("SEC").

About Trevena

Trevena, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative medicines for patients with CNS disorders. The Company has one approved product in the United States, OLINVYK® (oliceridine) injection, indicated in adults for the management of acute pain severe enough to require an intravenous opioid analgesic and for whom alternative treatments are inadequate. The Company’s novel pipeline is based on Nobel Prize winning research and includes three differentiated investigational drug candidates: TRV045 for diabetic neuropathic pain and epilepsy, TRV250 for the acute treatment of migraine and TRV734 for maintenance treatment of opioid use disorder.

For more information, please visit www.Trevena.com

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements about the Company’s use of proceeds from the registered direct offering, special meeting of shareholders, future operations, clinical development and trials of its therapeutic candidates and approved product, plans for potential future product candidates and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties related to market conditions and the satisfaction of the closing conditions to the offering and completion of the offering on the anticipated terms or at all; the uncertainties related to the result of the voting on the Proposal at the special meeting of stockholders; the status, timing, costs, results and interpretation of the Company’s clinical trials or any future trials of any of the Company’s investigational drug candidates; the uncertainties inherent in conducting clinical trials; expectations for regulatory interactions, submissions and approvals, including the Company’s assessment of discussions with FDA; available funding; uncertainties related to the Company’s intellectual property; uncertainties related to the ongoing COVID-19 pandemic, other matters that could affect the availability or commercial potential of the Company’s therapeutic candidates and approved product; and other factors discussed in the Risk Factors set forth in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC and in other filings the Company makes with the SEC from time to time. In addition, the forward-looking statements included in this press release represent the Company’s views only as of the date hereof. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, except as may be required by law.

For more information, please contact:

Investor Contact:

Dan Ferry
Managing Director
LifeSci Advisors, LLC
daniel@lifesciadvisors.com
(617) 430-7576

Company Contact:

Bob Yoder
SVP and Chief Business Officer
Trevena, Inc.
(610) 354-8840